Exhibit 10.2

CONTRACT # LS2012-420 between ROYAL CANADIAN MINT and BANK OF MONTREAL GOLD STORAGE AGREEMENT

GOLD STORAGE AGREEMENT entered into on the 5th day of November, 2012.

B E T W E E N:	ROYAL CANADIAN MINT
Ottawa, Ontario, Canada, a Body Corporate
established  by  the  Royal  Canadian  Mint
Act, R.S.C. 1985, c.R-9.
(hereinafter referred to as the “Mint”)

OF THE FIRST PART

A N D:
BANK OF MONTREAL
1 First Canadian Place
100 King Street West
Toronto, Ontario  M5X 1H1
(hereinafter referred to as the
“Customer”)

OF THE SECOND PART

WHEREAS the Customer is a chartered banking organization under the laws of Canada;

WHEREAS the Customer wishes to store Property (as defined herein) at the Mint’s Facility (as defined herein);

WHEREAS the Mint agrees to store Property at the Mint’s Facility in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereto agree as follows:

1.	Definitions

In the Agreement (as defined below), the following terms and expressions have the following meanings:

“Agreement” means this agreement and any document referred to in this agreement as forming part of this agreement.

“Business Day” means any Monday to Friday inclusively, excluding holidays observed by the Mint.

“Confidential Information” means all information received from either party during the course of the Agreement, whether disclosed in written, oral and/or visual form, which is identified by the disclosing party as confidential at the time of disclosure or that a reasonable person would consider, from the nature of the information or circumstances of disclosure, as being confidential.  Confidential Information includes, but is not limited to, information relating to the research, developments, technology, know-how, pricing, finances, marketing, business plans and customer lists.

“Contracting Authority” means the representative of a party who is responsible for the management and administration of the Agreement.

“Force Majeure” means circumstances or causes beyond a party’s reasonable control, including, without limitation, acts or omissions or the failure to cooperate of the other party (including, without limitation, entities and/or individuals under their respective control, and/or their respective officers, directors, employees and/or other personnel and agents), acts or omissions or the failure to cooperate by any third party, fire or other casualty, act of God, strike or labour dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

“Gold” shall mean gold in the form of 400 ounce bars, kilo bars, 100 ounce bars, wafers or coins.

“Improperly Packed Pallet” means bars that are not securely or safely packed on a well constructed sturdy wood pallet.

“London Good Delivery Bars” means gold bars that meet the standard measure of quality in gold bullion as set forth by the London Bullion Market Association.

“Mint’s Facility” means the Mint’s premises located at 320 Sussex Drive, Ottawa, Ontario.

“Notice of Discrepancy” means a written notice given by the Mint to the Customer pursuant to Sub-Clause 5(h) informing the Customer of a discrepancy between: (i) the weight in troy ounces, count and/or bar numbers of the Property as determined by the Mint pursuant to Sub-Clause 5(f); and (ii) the information stated in the relevant Initial Notice.

“Notice of Loss” means a written notice given by the Mint or the Customer informing the other party of the discovery of loss, destruction and/or damage of Property.

“Property”  means  Gold  that  belongs  to  the  Customer  or  in  regards  to  which  the Customer is the duly authorized agent of the owner.

“Receipt  of  Deposit”  means  the  document  issued  by  the  Mint  to  the  Customer confirming the bar numbers and the weight in troy ounces of the Property received at the Mint’s Facility in a particular delivery.

“Returning Instructions” means written instructions provided by the Customer to the Mint informing the Mint of the Customer’s carrier or representative to whom the Mint is to remit Property for its return, the Business Day on which the Property is to be remitted to said carrier or representative, said carrier’s or representative’s vehicle model and registration number and any other details which may be requested by the Mint in relation thereto.

“Transfer of Allocated Storage” means the transfer of allocated Gold to another customer allocated storage account held by the Mint.

“Transportation Costs” means any and all costs and expenses related to the transportation of Property to and from the Mint’s Facility, inclusive of any applicable taxes, duties, fees and assessments and the costs in obtaining insurance in relation thereto.

“Withdrawal” means the physical removal of the Property or a portion thereof from the Mint’s Facility.

2.	Interpretation

“herein”, “hereby”, “hereunder”, when used in any clause shall, unless the contrary is apparent from the context, be understood to relate to the Agreement as a whole, and not merely to the clause in which they appear.

The division of the Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of the Agreement.

In the Agreement, unless the context requires otherwise, words importing a singular number include the plural and vice versa and words importing the masculine include the feminine and neuter and vice versa.

Unless otherwise indicated, any reference to currency is to U.S. currency and any amount advanced, paid or calculated is to be advanced, paid or calculated in U.S. currency.

3.	Schedule(s)

The following schedule is attached to and forms part of the Agreement:

•	Rate Schedule

4.	Contracting Authority

(a)	The Chief Operating Officer, an officer of the Mint, is the Contracting Authority for the Mint.

(b)	The Head of Financial Products & Debt Products, BMO Capital Markets, an officer of the Customer, is the Contracting Authority for the Customer.

(c)
No delegation of authority and authorization of a representative by the Contracting Authority of the Mint or by the Contracting Authority of the Customer shall be effective unless the authorization and delegation is in writing, specifying the nature and extent of the authorization given and the names of the representatives, and is duly executed and delivered to the Customer or the Mint, as the case may be, by the Contracting Authority.

5.	Description of Service

(a)
The Mint agrees to maintain an inventory of Property on behalf of the Customer at the Mint’s Facility under the terms and conditions set forth in the Agreement and the Mint agrees to exercise the same degree of care and diligence in safeguarding the Property as any reasonably prudent person acting as a custodian would exercise in the same circumstances.

(b)
From time to time during the term of the Agreement, the Customer shall give written notice (hereinafter an “Initial Notice”) to the Mint of its intention to have Property delivered to and stored at the Mint’s Facility.  The Initial Notice shall be delivered to the Mint at least two (2) Business Days prior to the Business Day the Customer intends for the Property to be delivered to the Mint’s Facility. Within one (1) Business Day of the receipt of an Initial Notice, the Mint shall confirm to the Customer an acceptable receipt date for the delivery of the Property. The Mint reserves the right to suggest an alternative receipt date for delivery, or refuse receipt of a delivery in the event of storage capacity limitations.

(c)
Initial Notices shall specify the amount, weight  in troy ounces, type, assay characteristics, bar numbers and bar brand(s) of the Property to be stored.  Assay characteristics shall be denoted in troy ounces to two (2) decimal places.   The Customer agrees that it shall never conceal or misrepresent any material fact or circumstance concerning the Property delivered to the Mint’s Facility.  The Initial Notice shall also inform the Mint as to the identity of the armoured carrier company that will transport the Property from the Customer’s location to the Mint’s Facility.

(d)	Except when otherwise specified in the Agreement, all Transportation Costs to andfrom the Mint’s Facility shall be borne by the Customer.

(e)
If the Property arrives at the Mint’s Facility without the Customer having given an Initial Notice in relation thereto or if the Property arrives in advance of receiving a confirmed receipt date from the Mint, the whole in accordance with Sub-Clauses 5(b) and (c), the Mint may choose not to store such Property.  In such an event, the Customer shall forthwith arrange for the return of said Property and provide the Mint with Returning Instructions.

(f)
Except as provided under Sub-Clause 5(e), upon receiving Property at the Mint’s Facility, the Mint will compare the bar numbers stated in the Initial Notice against corresponding bar numbers imprinted on each bar delivered by the Customer. The Mint will also weigh the Property and compare its results with the weight in troy ounces stated in the Initial Notice.

(g)
Once the bar numbers and the weight in troy ounces stated in the Initial Notice have been successfully verified, the Mint shall confirm to the Customer receipt of said Property by providing to the Customer by facsimile transmission a Receipt of Deposit confirming the bar numbers and the weight in troy ounces of the Property received.

(h)
In the event the Mint discovers a discrepancy between: (i) the weight in troy ounces and/or bar numbers of the Property as determined by the Mint in furtherance to Sub- Clause 5(g); and (ii) the information stated in the Initial Notice, the Mint shall promptly send a Notice of Discrepancy to the Customer. In such a case, the Mint will suspend all activity and the Customer shall forthwith either: (i) arrange for the return of the Property and provide Returning Instructions to the Mint; or (ii) issue a revised Initial Notice to correct any such discrepancy.   Notwithstanding the foregoing, in the event the weight calculated by the Mint results in an excess of Property, the Mint reserves the right to refuse to store such excess Property or any portion thereof. In such case, the Customer shall forthwith arrange for the return of said excess Property and provide Returning Instructions to the Mint.

(i)
The parties expressly understand and agree that the Mint does not assume any liability as to the authenticity or assay characteristics of any Property and/or in regards  to  any  discrepancies  identified  between  the  weight,  count  and/or  bar numbers of the Property as stated in the Initial Notice and the actual weight, count and bar numbers of the Property delivered.

(j)
If the Property arrives at the Mint’s Facility on Improperly Packed Pallets, the Customer will be notified by the Mint that it considers the state of the packing to pose a potential safety hazard and the Mint will repack the pallet at the Customer’s expense at the rate set out in the rate schedule attached hereto (hereinafter the “Rate Schedule”).

(k)
From time to time during the term of the Agreement, and for the fee set forth in the Rate Schedule, the Customer may give written notice to the Mint of its intention to withdraw Property from the Mint’s Facility.  Such written notice shall be delivered to the Mint at least two (2) Business Days prior to the Business Day on which the Customer wishes the Withdrawal to occur and shall: (i) specify the Property to be withdrawn from the Mint’s Facility, including a bar list specifying, for each bar to be withdrawn, the bar number, the bar brand, the weight in troy ounces, and the fineness; and (ii) specify the Returning Instructions to the Mint.

(l)
Upon receipt of proper and complete instructions in writing from the Customer, and for the fee set forth in the Rate Schedule, the Mint will transfer the Property or a portion thereof to a third party who has an allocated storage account with the Mint. The written transfer order must be signed by an authorized representative of the Customer in accordance with Sub-Clause 5(m). Transfers of Allocated Storage shall be processed within one (1) Business Day from reception of proper and complete instructions in writing and will be confirmed to the recipient by facsimile on the day of transfer.

(m)
The Customer shall provide the Mint with the names and signatures of the Customer's authorized representatives who are empowered to issue orders for Transfers of Allocated Storage and for Withdrawals of the Property from the Mint’s Facility.  It is expressly understood and agreed that the Mint shall not be liable for any transfer of Property made under a Transfer of Allocated Storage or for any Withdrawal order fraudulently executed in the name of an authorized Customer representative,  nor  for  any  transfer  of  Property  under  a  Transfer  of  Allocated Storage or for a Withdrawal made where the authority of any such representative has been revoked and the Mint has not been notified thereof in writing in due time.

(n)
Nothing contained in the Agreement shall create between the parties the relationship of principal and agent, mandator and mandatary, partnership or joint venture. The Customer has no authority to and undertakes not to make any representation relating to the Mint, nor give any warranty or representation on behalf of the Mint, without the Mint’s prior written authorization. The Customer will be liable for any and all damages, losses and costs, including special, incidental, consequential, indirect and punitive damages, losses and costs (including lost profits and lost savings) suffered by the Mint as a result of a breach of any of the above undertakings. The Customer recognizes and acknowledges that any breach or threatened breach of the above undertakings may cause the Mint irreparable harm for which monetary damage may be inadequate. The Customer agrees therefore that the Mint shall be entitled to seek an injunction to restrain the Customer from such breach or threatened breach.

6.	Segregation of Property

The Mint shall keep the Property specifically identified as the Customer's Property and physically segregated at all times from any other property belonging to the Mint or other of its customers.  Subject to the Customer paying the Mint the charges set forth in the Rate Schedule: (a) no use or disposition of the Property shall be made without the prior written consent of the Customer and (b) Property shall be held in segregation free and clear of any charge, lien, claim or encumbrance of any kind in favour of the Mint.

7.	Inventory Statements/Records

The Mint will send the Customer an inventory statement on a monthly basis. The monthly inventory statements will include a summary of all Receipts of Deposit, Transfers of Allocated Storage and Withdrawals which have been processed during the previous calendar month. Said inventory statements shall be issued no later than seven (7) Business Days following the end of each calendar month.

The  Mint  shall  maintain  records  in  readily  form  sufficient  to  identify  the  Property pursuant to this Agreement, separate and distinct from any other property held by the Mint.  The account for the Property shall be in the name of the Customer.

8.	Audit and Security and Safety Requirements

Following a minimum of five (5) Business Days’ prior written notice, the Customer's authorized employees and representatives will have access to the Mint’s Facility for the purpose of performing a physical audit of the Property held in custody by the Mint , provided that such audit does not disrupt the routine operation of the Mint’s Facility and is held on a Business Day during the Mint’s regular business hours.  The Mint shall also provide the Customer's employees and representatives with the Mint’s inventory records relating to the Property.  The Customer's employees and representatives shall present proper credentials to the Mint’s Facility manager as a condition of being admitted to the Mint’s Facility.

The Customer agrees to be bound by the Mint’s security procedures and policies relating to the access to the Mint’s Facility. All authorized employees and representatives who are allowed  access  to  the  Mint’s  Facility pursuant  to  the  Agreement  will  be subject  to security clearance prior to being admitted to the Mint’s Facility.

The Customer’s authorized employees and representatives could possibly be subject to search while at the Mint’s Facility.

Prior to arriving at the Mint’s Facility, the Customer shall obtain, from the Contracting Authority, the details of the Mint’s safety regulations.

9.	Indemnity

(a)
The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages and/or losses, including, but not limited to loss, destruction and/or damage to Property, any injuries, including, but not limited to, bodily injuries or death, any costs and/or expenses and/or any claim, action, suit and/or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any of the Customer’s employees, agents, representatives and/or contractors on the premises of the Mint’s Facility and/or arising out of the their entering and/or leaving therefrom.

(b)
The Customer warrants that it has legal title to the Property delivered and stored in the Mint’s Facility or is the duly authorized agent of the owner of the Property, with the right in either instance to transfer possession of the Property to the Mint free and clear  of  all  liens  and  encumbrances.  The  Customer  shall  indemnify  and  hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs and/or expenses and/or any claim, action, suit and/or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of any breach of this warranty.

10.	Service Charges and Payment

(a)
Except as otherwise provided for in the Agreement, the Customer shall pay the Mint, for the services provided by the Mint under the Agreement, within thirty (30) calendar days of receipt of invoice, the charges invoiced in accordance with the rates set forth in the Rate Schedule.

(b)	Federal, Provincial and/or local taxes, where applicable, shall be added to the charges invoiced in accordance with the rates set forth in the Rate Schedule.

(c)	The Customer shall effect payment to the Mint for value in USD funds by wire transfer using the following instructions:

US Correspondent Bank:	JP Morgan Chase New York, N.Y. ABA#:

Destination Bank:	Royal Bank of Canada
90 Sparks Street
Ottawa, Ontario
Canada
SWIFT#:

Beneficiary:	Royal Canadian Mint
Transit:
Account:

(d)	All charges remaining unpaid after the invoice due date will be subject to interest at a rate of 1½ percent (1.5%) per month.

(e)
The Mint may increase the rates set forth in the Rate Schedule following a thirty (30) calendar days’ written notice to that effect in the event of a change in economic conditions beyond the Mint’s control that increases operating costs incurred by the Mint.

(f)
If the Customer defaults in the full and timely payment of any monies due to the Mint pursuant to the Agreement and/or the terms stated in the Mint’s invoice, or otherwise defaults in the performance of any of the Customer's other obligations to the Mint, then the Customer shall be responsible for, without prejudice to the Customer’s other obligations pursuant to the Agreement and/or by way of law and/or equity, the reimbursement of any reasonable legal fees and other reasonable costs and expenses incurred by the Mint in the collection of any said monies due to the Mint (which monies, obligations, fees, costs and expenses shall hereinafter be collectively referred to as the “Unpaid Obligations”), and the Mint, in addition to any and all other rights and remedies provided for in the Agreement and/or by way of law and/or equity, shall be permitted to retain as a credit and to offset against such Unpaid Obligations, on a dollar for dollar basis, any Property stored or caused to have been stored with or otherwise delivered to the Mint’s Facility for safekeeping or for any other purpose on behalf of the Customer.

(g)	It is agreed that the Mint will have no obligation to proceed with a requested Withdrawal and/or Transfer of Allocated Storage until all sums due to the Mint per the Agreement have been paid in full.

11.	Risk and Liability

(a)
Except as otherwise provided in the Agreement, the Mint shall bear all risks of loss, destruction and/or damage to Property delivered to the Mint’s Facility for storage under the Agreement from the time said Property has been taken into the Mint’s possession and control, whether through physical delivery or through a Transfer of Allocated Storage. Should the Mint discover a discrepancy during the verification process pursuant to Sub-Clause 5(f) between: (i) the weight in troy ounces of the Property as determined by the Mint; and (ii) the information stated in the Initial Notice, the Mint’s liability under the Agreement shall be immediately adjusted to the weight in troy ounces of the Property as determined by the Mint upon the issuance by the Mint of a Notice of Discrepancy. In no event shall the Mint be liable for Property that was not actually delivered to the Mint’s Facility or taken into the Mint’s possession and control. The Mint’s liability shall terminate in respect of any portion of the Property upon the expiration or termination of the Agreement, whether or not the Property remains in the Mint’s Facility, upon transfer of the Property under a Transfer of Allocated Storage, as requested by the Customer, or upon remittance to the Customer’s carrier or representative in the event of a Withdrawal or return of the Property pursuant to Sub-Clause 5(h).

(b)	The Customer shall ensure that Property sent to the Mint’s Facility is packaged in accordance with the custom of the trade so that the Property is not reasonably susceptible to damage.

(c)
Conditional upon the Customer giving the Mint a Notice of Loss in accordance with Sub-Clause 12(b) where the loss and/or destruction is discovered by the Customer, in the event of loss and/or destruction of Property (whether through fraud, theft, negligence or otherwise and regardless of culpability by the Mint) for which the Mint bears the risks of loss, destruction or damage as provided in Sub-Clause 11(a), the Mint will either, in its discretion:

(i)	replace the lost and/or destroyed Property based on the advised weight and advised assay characteristics provided in the Customer’s Initial Notice;

(ii)
compensate the Customer for the monetary value of the lost and/or destroyed Property based on the advised weight and assay characteristics provided in the Customer’s Initial Notice and the market value of the lost and/or destroyed Property, using the gold p.m. fixing of the LBMA expressed in U.S. dollars on the first (1st) Business Day following receipt of a Notice of Loss from either party identifying said loss and/or destruction as provided in Clause 12 herein; or

(iii)
replace a portion of the lost and/or destroyed Property based on the advised weight and advised assay characteristics provided in the Customer’s Initial Notice, and compensate the Customer for the monetary value of the remaining portion of the lost and/or destroyed Property based on the advised weight and assay characteristics provided in the Customer’s Initial Notice and the market value of the lost Property using the gold p.m. fixing of the LBMA expressed in U.S. dollars on the first (1st) Business Day following receipt of a Notice of Loss from either party identifying said loss and/or destruction as provided in Clause 12 herein.

Notwithstanding the foregoing, should the Customer’s Initial Notice be superseded by a Mint’s Notice of Discrepancy pursuant to Sub-Clause 11(a), the latter notice shall be used to assess the weight and characteristics of the Property under this Sub- Clause11(c).

(d)
Conditional upon the Customer giving the Mint a Notice of Loss in accordance with Sub-Clause 12(b) where the damage is discovered by the Customer, in the event of damage to Property for which the Mint bears the risks of loss, destruction or damage as  provided  in  Sub-Clause  11(a),  the  Mint  will  restore  the  portion  of  damaged Property to at least as good as state as it was prior to being so damaged.

(e)
Upon replacement of and/or monetary compensation for the lost and/or destroyed Property as provided for above, the Customer hereby agrees to and does hereby assign to the Mint all of its right, title and interest in said lost and/or destroyed Property; upon replacement of and/or compensation for lost and/or destroyed Property and/or upon restoration of damaged Property, the Customer hereby agrees to and does hereby assign to the Mint all of its rights of recovery against third parties that are the subject of a claim and/or against whom a claim can be instituted, and to execute any documents as may be reasonably necessary to perfect such assignment upon request by the Mint or the Mint’s insurers.

12.	Notice of Loss

(a)	The Customer and the Mint shall maintain a record of all Property delivered to the Mint.

(b)
Should any party to the Agreement discover a loss, destruction and/or damage of Property under the Agreement, such party shall give a Notice of Loss to other party within one (1) Business Day from the discovery of any such loss, destruction and/or damage. Notwithstanding the foregoing, in the event that the Customer receives a written statement from the Mint in which a discrepancy in the quantity of Property first appears, the Customer must give the Mint a Notice of Loss regarding such a discrepancy no later than sixty (60) calendar days following reception of said written statement. In the event that a Notice of Loss is given by either party in accordance with the above, the Customer shall forthwith provide the Mint with an affirmative written statement, subscribed and sworn to by a duly authorized representative of the Customer, detailing the Property lost, destroyed and/or damaged and substantiated by the books, records and accounts of the Customer. No action, suit and/or other proceeding  to  recover for any loss,  damage  and/or  destruction  shall  be brought against the Mint where a Notice of Loss has been given as aforesaid but no action, suit and/or proceeding has been commenced within twelve (12) months from the time said Notice of Loss is sent by a party to the other party pursuant to this Sub- Clause. Should the Customer not comply with any of its obligations under this Sub- Clause 12(b), all claims shall be deemed to have been waived.

(c)
The parties shall promptly and diligently assist each other to establish the identity of the Property lost, destroyed and/or damaged, and shall take all such other reasonable steps as may be necessary to assure the maximum amount of salvage at a minimum cost.

13.	Mint’s Limitation of Liability

Notwithstanding anything to the contrary in the Agreement, in addition to any other limitations of liability of the Mint provided under the Agreement and/or by way of law, the Mint is not be liable for any damages, losses, costs and/or expenses and/or for non- performance and/or delays of service caused by or resulting from any of the following, whether suffered directly or indirectly by the Mint:

(a)
either: (1) war, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack (i) by any government or sovereign power (de jure or de facto), or by any authority maintaining or using military, naval or air forces; or (ii) by military, naval or air forces; or (iii) by an agent of any such government, power, authority or forces; or (2) insurrection, rebellion, revolution, civil war, usurped power or action taken by governmental authority in hindering, combating or defending against such an occurrence or confiscation by order of any government or public authority.

(b)
either: (i) any chemical, biological, or electromagnetic weapon; (ii) the use or operation, as a means for inflicting harm, of any computer, computer system, computer software, computer software programme, malicious code, computer virus or process or any other electronic system; (iii) ionising radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel; (iv) the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; (v) any weapon or device employing atomic or nuclear fission and/or fusion or other like reaction or radioactive force or matter; or (vi) the radioactive, toxic, explosive or other hazardous or contaminating properties of any radioactive matter.  The exclusion in this Sub-Clause (vi) does not extend to radioactive isotopes, other than nuclear fuel, when such isotopes are being prepared, carried, stored, or used for commercial, agricultural, medical, scientific or other similar peaceful purposes.

(c)
any act of terrorism or any action taken in controlling, preventing, suppressing or in any way relating to any act of terrorism.  An act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear;

(d)	strikes, lockouts or other labour disturbances, riots, authority of law, acts of God or means beyond the control of the Mint; and/or

(e)	a case of Force Majeure.

14.	Consequential Damages

Except as otherwise specifically provided under the Agreement, the Mint shall not be liable for special, incidental, consequential, indirect and/or punitive losses and/or damages (including lost profits and/or lost savings), except as a result of gross negligence or wilful misconduct by the Mint and whether or not the Mint had knowledge that such losses and/or damages might be incurred.

15.	Hazardous Substances and Right to Refuse Shipment
(a)
To the best of the Customer’s knowledge, any and all Property sent to the Mint’s Facility shall be free of hazardous substances including, but not limited to, beryllium, cadmium, mercury, polychlorinated biphenzyls and radioactive material.  The Mint reserves the right to sample and test the Property for the presence of hazardous substances.

(b)
The  Mint  may  choose  not  to  store  Property  that,  in  the  Mint's  opinion,  acting reasonably, contains a hazardous substance, or is, or becomes, unsuitable and/or undesirable whether for metallurgical, environmental and/or other reasons.  Without prejudice to the Mint’s right to refuse delivery or reject Property as described above, prior to the Mint doing same, the Mint shall discuss the situation with the Customer.

(c)
In the event the Mint rejects Property pursuant to Sub-Clause 15(b), the Customer shall, upon reception of a notice of rejection from the Mint, arrange for the return of the Property and provide the Mint with Returning Instructions.  Pending receipt of such instructions, the Mint may take action, as it considers appropriate, for the proper packaging and handling of the Property.  Any expenses incurred by the Mint in doing so shall be for the Customer's account.

(d)
The Customer shall be liable and shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against  damages, losses, injuries, costs  and/or  expenses  and/or  any  claim,  action,  suit  and/or  other  proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any hazardous substances contained in the Property.

16.	Term of the Agreement and Return of Property

The Agreement shall be effective as of the date first indicated above and shall continue thereafter for a term of three (3) years, unless earlier terminated in accordance with the terms of the Agreement.

The Customer shall arrange for the return of the Property prior to the expiration of the term of the Agreement or any renewal(s) thereof and shall provide the Mint with the Returning Instructions in advance and in a timely manner.  Property left in storage at the Mint’s Facility after the expiration of the Agreement will be subject to storage and handling charges as determined by the Mint which may be greater than those set out in the Rate Schedule attached hereto.  The Customer also agrees to reimburse the Mint for any and all reasonable costs and expenses incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the expiration or termination of the Agreement.

17.	Termination for Default

Where: (i) the Customer is in default in carrying out any of its obligations under the Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Mint to the Customer informing the latter of the default; (ii) the Customer is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Customer or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Customer is in breach of any representation or warranty contained herein, the Mint may, upon giving written notice to the Customer, terminate the Agreement.

Where: (i) the Mint is in default in carrying out any of its obligations under the Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Customer to the Mint informing the latter of the default; (ii) the Mint is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Mint or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Mint is in breach of any representation or warranty contained herein, the Customer may, upon giving written notice to the Mint, terminate the Agreement

Upon the giving of a written notice of termination by either party pursuant to the terms of the present Clause, the Customer shall forthwith arrange for the return of the Property and provide Returning Instructions to the Mint. The Transportation Costs for returning the Property to the Customer shall be borne by the defaulting party, except that the Mint shall only bear Transportation Costs for returning the Property to one of Canada’s provincial capitals.  Property left in storage at the Mint’s Facility after the termination date will be subject to storage and handling charges as determined by the Mint which may be greater than those set out in the Rate Schedule attached hereto.   Also, the Customer agrees to reimburse the Mint for any and all costs and expenses incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the termination date.

In case of termination by the Mint pursuant to the present Clause, the Customer shall, except for special, incidental, consequential, indirect, and/or punitive losses and/or damages, be liable towards the Mint for losses and damages which may be suffered by the Mint by reason of the default or occurrence upon which the notice was based.  In case of termination by the Customer pursuant to the present Clause, the Mint shall, except for special,  incidental,  consequential,  indirect  and/or  punitive losses  and/or  damages,  be liable towards the Customer for  losses and damages which may be suffered by the Customer by reason of the default or occurrence upon which the notice was based.

18.	Termination for Convenience

Notwithstanding anything contained in the Agreement, either the Mint or the Customer may, at its sole discretion and at any time prior to the expiration of the term or any renewal(s) or extension(s) thereof, terminate the Agreement by giving thirty (30) calendar days written notice to the other party to that effect.

Upon a notice of termination being given pursuant to the terms of the present Clause, the Customer shall forthwith arrange for the return of the Property and provide the Returning Instructions, and the Transportation Costs shall be borne by the party terminating the Agreement, except that the Mint shall only bear Transportation Costs for returning the Property to one of Canada’s provincial capitals.   Property left in storage at the Mint’s Facility after the termination date due to the Customer not having returned the Property prior to termination date will be subject to storage and handling charges as determined by the Mint which may be greater than those set out in the Rate Schedule attached hereto. Also, the Customer agrees to reimburse the Mint for any and all reasonable costs and expenses incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the termination date due to the Customer not having returned the Property prior to termination date.

In the event of termination under the present Clause, neither party will have any claim for compensation except as otherwise specified in the Agreement and will have no claim for damages and/or loss of profit as a result of the termination.

19.	Notices

Any notice given under the Agreement will be in writing, and will be delivered by messenger, prepaid registered mail, facsimile or email to the following addresses:

If to the Mint:	If to the Customer:

Director, Mint Office	Simon Carling
Royal Canadian Mint	Managing Director
320 Sussex Drive	Bank of Montreal
Ottawa, ON	1 First Canadian Place
Facsimile:	100 King Street West
E-mail:	Toronto, ON M5X 1H1
Facsimile:
E-mail:

A party may change its address by informing the other party of the new address in writing.

Each notice shall be deemed given: (i) when received, if delivered by messenger; (ii) upon confirmation of receipt, if given by facsimile or email; or (iii) three (3) Business Days after the date of mailing when sent by prepaid registered mail.

20.	Force Majeure

Neither the Mint nor the Customer will be liable for failure to perform obligations under the Agreement if the failure is caused directly or indirectly by a case of Force Majeure, except for the payment by the Customer of sums payable to the Mint under this Agreement.

21.	Waiver

The failure of a party to insist upon strict adherence to any term of the Agreement on one or more occasions will not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

22.	Amendments

Except as specifically provided for herein, the Agreement may not be waived, altered or amended except by an instrument in writing duly executed by the Customer and the Mint.

23.	Assignment

The Agreement shall be binding on the Customer and the Mint and their respective successors and permitted assigns.  Neither the Customer nor the Mint shall assign or transfer its rights or obligations hereunder without the prior written consent of the other. Any such consent shall not be unduly delayed or unreasonably withheld.

24.	Applicable Law and Arbitration

The Agreement and all matters relating to the Agreement (whether in contract, statute, tort (including, without limitation, negligence) or otherwise), is governed by, and construed in accordance with, the laws of the Province of Ontario (without giving effect to the choice of law principles thereof).

Any dispute arising out of or in connection with the Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Act, R.S.C. 1985, c.17 (2nd Supp.) and any amendments thereto.  The number of arbitrators will be three (3).  The place of arbitration will be the City of Ottawa, Ontario, Canada.  The language to be used in the arbitral proceedings is English and/or French.

25.	No Bribe

The Customer warrants:
(a)
that no bribe, gift and/or other inducement has been paid, given, promised and/or offered to any official and/or employee of the Mint for, or with a view to, the obtaining of the Agreement by the Customer; and

(b)	that it has not employed any person to solicit or secure the Agreement upon any agreement for a commission, percentage, brokerage and/or contingent fee.

26.	Members of the House of Commons

No Member of the House of Commons shall be admitted to any share or part of the Agreement or to any benefit to arise therefrom.

27.	Confidentiality

Subject to the exceptions set out below, the receiving party shall keep confidential the disclosing party’s Confidential Information and shall not use any of the disclosing party’s Confidential Information except for the purposes contemplated in the Agreement.

The receiving party shall disclose the Confidential Information only to those of its own employees, affiliates (as such term is defined under the Canada Business Corporations Act (Canada)), agents or consultants who require the Confidential Information for the purpose of the Agreement.  Prior to disclosure of the Confidential Information to its own employees, affiliates, agents or consultants, the receiving party shall issue, or shall have issued, appropriate instructions to satisfy its obligations under the Agreement.   Any agents, consultants or affiliates to whom the disclosing party’s Confidential Information is to be disclosed shall be first bound, by agreement in writing, to observe terms of confidentiality which are at least as stringent as those set out in the Agreement.

Confidential Information shall be maintained by the receiving party in the same manner as the receiving party keeps its own Confidential Information of a similar nature and, in any event, the Confidential Information shall be kept in accordance with reasonable and prudent standards.

The receiving party shall not be liable for disclosure of the Confidential Information where disclosure is made in either of the following cases:

(a)	the Confidential Information had already entered the public domain other than through a breach of the Agreement;
(b)	prior to disclosure, the Confidential Information was lawfully obtained by the receiving party from a third party or parties without restriction on disclosure and without a breach of the Agreement;
(c)	the Confidential Information was known to the receiving party without restriction on disclosure prior to its initial disclosure by the other;
(d)	the Confidential Information is independently developed by the receiving party; or
(e)
the  disclosure  is  required  by  law  and/or  pursuant  to  an  order  of  a  court, administrative tribunal, or other body having the power to compel the production of Confidential Information, or pursuant to a government or regulatory directive or policy. Such disclosure shall be made only to the extent so ordered.

Notwithstanding the above, the Customer or any of its affiliates may file this Agreement (with the storage and handling charges redacted) and any amendment hereto with the U.S. Securities and Exchange Commission as an exhibit to a registration statement or report, after the Mint has had a reasonable opportunity to review such materials, if the Customer receives advice from counsel that such an exhibit is contemplated by that registration statement or report.

28.	Investment Advice

It is understood and agreed that, as part of its services under the Agreement, the Mint has not undertaken a duty to supervise the Customer's investment in, or to make any recommendation to the Customer with respect to, the purchase, sale and/or other disposition of any Property or the balance of Property the Customer maintains in inventory.

29.	Entire Agreement

The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all previous negotiations and documents in relation thereto.   There are no warranties, conditions, and/or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or  referred to in the Agreement.   No reliance is placed on any warranty, representation, opinion, advice and/or assertion of fact made either prior to or contemporaneous with the entering into the Agreement by any party to the Agreement to any other party to the Agreement, except to the extent that the same has been reduced to writing and included as a term of the Agreement, and none of the parties to the Agreement has been induced to enter into the Agreement by reason of any such warranty, representation, opinion, advice and/or assertion of fact.  Accordingly, there is no liability, either in tort and/or in contract, assessed in relation to any such warranty, representation, opinion, advice and/or assertion of fact, except to the extent contemplated above.

30.	Counterparts

The Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of the Agreement is as effective as delivery of an originally executed counterpart of the Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be executed on its behalf by its duly authorized representative(s) as of the date and year first written above.

Royal Canadian Mint

/s/ Beverley Lepine
Beverley Lepine
Chief Operating Officer

Bank of Montreal

/s/ Luke Seabrook
Luke Seabrook
Head of Financial Products & Debt Products, BMO Capital Markets

RATE SCHEDULE to Gold Storage Agreement bearing number LS2012-420 between the Royal Canadian Mint and Bank of Montreal.

STORAGE AND HANDLING CHARGES

PRECIOUS METAL NON EXCHANGE MONTHLY STORAGE AND WITHDRAWAL CHARGE (by type and weight)

	STORAGE RATES:	WITHDRAWAL RATES:

GOLD

400 ounce Bars	USD - $25.00 per bar per month	USD $4.00 per bar
with a minimum of $250.00 per month

Wafers (1oz, 5oz, 10oz)	USD - $0.06 per oz with a minimum of $250.00 per month	USD $2.00 per wafer

100 ounce Bars	USD - $6.50 per bar per month with a minimum of $250.00 per month	USD $2.00 per bar

Kilo Bars	USD - $0.06 per oz with a minimum of $250.00 per month	USD $2.00 per bar

Gold Maple Leaf coins

500 ounce Box	USD - $25.00 per box per month with a minimum of $250.00 per month	USD $4.00 per box

MISCELLANEOUS CHARGES:

Transfer of Allocated Storage	USD $50.00 per transfer
Banding – Steel	USD $2.50 per strap (min. 2 straps per pallet)
Banding – Poly	USD $2.00 per strap (min. 2 straps per unit)
Repacking Pallet	USD $50.00 per pallet packing fee